ADVISORY FEE WAIVER AGREEMENT
      This ADVISORY FEE WAIVER AGREEMENT
(Agreement) is dated as of September 1, 2017, by and between
THE VARIABLE ANNUITY LIFE INSURANCE
COMPANY, a Texas life insurer (the Adviser), and VALIC
COMPANY I, a Maryland corporation (the Company).
WITNESSETH:
      WHEREAS, the Adviser and the Company are parties to
that certain Investment Advisory and Management Agreement,
dated January 1, 2002 (as amended, restated or otherwise
modified from time to time, the Advisory Agreement),
pursuant to which the Adviser serves as the investment adviser to the Small-Mid Growth Fund (the Fund), a series of the
Company; and
      WHEREAS, the Company, on behalf of the Fund, pays
the Adviser as compensation for services provided to the Fund, an advisory fee at the annual rate set forth in the Advisory Agreement (the Advisory Fee); and
      WHEREAS, the Adviser and Goldman Sachs Asset
Management, L.P. (GSAM) are parties to an Investment Sub-Advisory Agreement dated March 10, 2008, as amended from time to time (the Subadvisory Agreement), pursuant to which
the Subadviser furnishes investment advisory services to certain series of the Company, including the Fund; and
      WHEREAS, the Adviser has agreed to waive a portion of
its fee under the Advisory Agreement, in the amount set forth herein.
      NOW, THEREFORE, it is hereby agreed between the
parties hereto as follows:
1.	The Adviser shall waive its Advisory Fee under the
Advisory Agreement with respect to the Fund so that the
advisory fee payable by the Fund is equal to 0.78% on the first $250 million and 0.68% on assets over $250 million.
2.	This Agreement shall continue in effect until September
30, 2018, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Directors of the Company who (i) are not interested persons of the Company or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii)
have no direct or indirect financial interest in the operation of this Agreement. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.
3.	This Agreement shall be construed in accordance with
the laws of the State of New York.
4.	This Agreement may be amended by mutual consent of
the parties hereto in writing.
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       IN WITNESS WHEREOF, the parties have caused
their respective duly authorized officers to execute this Agreement as of the date first above written.






THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY




By: /s/ Eric S. Levy


Name: 	Eric S. Levy


Title: 	Executive Vice President




VALIC COMPANY I, on behalf of


Small-Mid Growth Fund,
a series thereof




By: /s/	Gregory R. Kingston


Name: 	Gregory R. Kingston


Title: 	Treasurer and Principal
Financial Officer